Exhibit 99.05
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

3 October 2006

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities

The Company announces that on 26 September 2006 it was notified of the exercise in London on the same day by Mr John Lee, Executive Vice President Global Supply Chain & Quality, of an option over 36,466 ordinary 5p shares in the capital of the Company at an exercise price of £5.25.

The Company further announces that on 26 September 2006 it was notified of the sale in London on the same day by Mr Lee of the same 36,466 ordinary 5p shares in the capital of the Company at a price of £8.50.

Following these transactions, Mr Lee holds options over 391,150 ordinary 5p shares in the capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT),

Registered in England 2883758 Registered Office as above

gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above